Saba Capital Income & Opportunities Fund N -2/A

Exhibit (k)(1)

CONFIDENTIAL

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of June 4, 2021 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”);

2.	DST Asset Manager Solutions, Inc., a company incorporated in the Commonwealth of Massachusetts (“SS&C DST,” and collectively with SS&C ALPS, “SS&C”);

3.	Saba Capital Income & Opportunities Fund (f/k/a the Voya Prime Rate Trust, a Massachusetts statutory business trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end, management investment company (the “Fund”);

The Fund and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)      “Action” means any civil, criminal, regulatory or administrative lawsuit, written allegation, claim, counterclaim, action, sanction, suit, investigation, arbitration or proceeding, in each case, made, asserted or commenced in writing by any Person (including any Government Authority).

(b)      “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 50% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)      “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)      “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)      “Client Data” means all data of the Fund and Management, including, but not limited to, data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Fund or its agent and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)      “Confidential Information” shall include, but not be limited to, the terms of this Agreement, confidential proprietary information concerning Management, the Fund, SS&C and SS&C Associates, or any of their respective Affiliates, agents, employees, partners, directors and shareholders, as the case may be, including Client Data, SS&C Property, any financial information, governing documents, investments, information related to the Fund’s investors, the Fund data contained in the records, portfolio holdings, trading strategies, valuation methods, business plans, trade secrets, proprietary processes, intellectual property rights, product plans, marketing plans, and further includes all other information provided either by the Fund or Management to SS&C or SS&C to the Fund or Management that is identified as confidential at the time of disclosure or is what a reasonable person would deem to be confidential; provided that “Confidential Information” shall not include information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)      “Data Supplier” means a third party supplier of Market Data.

(h)      “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, offering memorandum, subscription materials, and other disclosure documents utilized by the Fund in connection with the offering of any of its securities to investors, all as amended from time to time.

(i)      “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)      “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)      “Losses” means any and all actual compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, reasonable and documented third party attorneys’ fees (which such billing rates of reputable counsel shall be deemed reasonable), costs, damages, charges, expenses, interest, applicable taxes or other actual losses of any kind.

(l)      “Management” means the Fund’s officers, directors, employees, and the investment adviser (currently Saba Capital Management, LP) and sub-advisor(s) (if any), as well as any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(m)      “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(n)      “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(o)      “Services” means the services listed in Schedule A.

(p)      “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

(q)      “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(r)      “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.          Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.          Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.          Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.          The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.            Services and Fees

2.1.         Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for the Fund in a professional manner and with reasonable care, skill, prudence and diligence. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.          The Fund agrees to pay, the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Fund shall not limit SS&C’s rights of recourse against the Fund.

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2.3.          In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, or (ii) with the written consent of the Fund, other Persons selected by SS&C, which consent shall not be unreasonably revoked or withheld in respect of any such delegation. If SS&C delegates any Services, such delegation shall not relieve SS&C of its duties and obligations hereunder. SS&C shall select its delegates in good faith and shall use reasonable care in delegating or sub-contracting any such duties or functions and SS&C shall be responsible for the acts and omissions of any delegate. Upon written request of the Fund, SS&C shall provide the Fund a list of unaffiliated third party agents, if any.

2.4.          After the second anniversary date of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

3.             Responsibilities

3.1.          The management and control of the Fund is vested exclusively in the Fund. The Fund and its Management are responsible for and will make all decisions, perform all management functions relating to the operation of the Fund, and shall authorize and are responsible for all transactions (except those delegated to SS&C pursuant to the terms herein). Without limiting the foregoing, the Fund shall use reasonable best efforts to:

(a)      Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)      Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and inform SS&C of any errors it is in a position to identify.

(c)      Provide, or cause to be provided, and accept responsibility for valuations of the Fund’s assets and liabilities in accordance with the Fund’s written valuation policies.

(d)      Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items reasonably required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.         The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to the Fund and do not limit or modify the Fund’s responsibility for determining the value of the Fund’s assets and liabilities.

3.3.         Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy or risk profile in any material respect prior to such changes taking effect. In each case, the Fund may make available updated Governing Documents at www.sabacef.com. SS&C is not responsible for monitoring compliance by the Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.	With respect to Market Data:

(a)      In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services, (ii) not be disseminated by the Fund and (iii) access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice.

(b)      Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.         Fund shall deliver, and endeavor to procure that its agents, term loan providers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents. The Fund shall endeavor to arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.         Notwithstanding anything in this Agreement to the contrary, during the term of this Agreement, SS&C (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all persons, to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in good faith, in connection with the performance of the Services and SS&C’s duties and obligations hereunder, and (ii) shall not be responsible or liable to any person for any Losses arising by virtue of any such information or communication not being authentic and/or accurate, in each case and without prejudice to Section 6.1, except to the extent for Losses resulting solely from the bad faith, gross negligence, willful misconduct or fraud of SS&C in the performance of the Services.

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3.7.         Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from the Fund, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, the Fund will make available to and SS&C Associates may request advice from counsel for any of the Fund, the Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at the Fund’s expense.

3.8.         Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

4.            Term

4.1.         The initial term of this Agreement will be from the Effective Date through the date ending two (2) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year terms (each, a “Subsequent Term” and together with the Initial Term, the (the “Term”); provided that after the Initial Tem, the Fund may terminate this Agreement as of any calendar quarter end upon ninety (90) days’ written notice to SS&C and (ii) SS&C may terminate this Agreement as of any calendar quarter end upon one-hundred and twenty (120) days’ written notice to the Fund. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying Client Data to the Fund or any other party designated by the Fund in formats already prepared in the course of providing the Services; provided, that all fees and expenses properly billed and accrued have been paid.

5.            Termination

5.1.          In addition to the provisions of Section 4, SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)             The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)             The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action and/or an Action that the other Party reasonably determines could cause it reputational harm (including any Action against an affiliate of such party), (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C or (vi) has materially breached Law and such breach is not cured within ten (10) days after receiving written notice from the other party of such breach.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be less than sixty (60) days and not greater than ninety (90) calendar days after the event.

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5.2.         Upon the receipt of SS&C of a termination notice from the Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, including any fees remaining for the balance of the unexpired portion of the Term, as noted in Section 5.3, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by SS&C. In the event of the termination of this Agreement, the Fund agrees to pay to SS&C a reasonable fee (determined by SS&C and the Fund acting reasonable) for additional services provided in connection with the Fund liquidating or reorganization to another Fund. In the event that the Fund wishes to retain SS&C to perform post-termination services, including providing data and reports in new formats, the Fund and SS&C shall agree in writing to the additional services and related fees and expenses in a statement of work or amendment to Schedule A and/or Fee Letter, as appropriate. Should the Fund exercise its right to terminate and move to a new service provider for the services, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund.

5.3.         If the Fund elects to terminate this Agreement prior to the end of the Initial Term or Subsequent Term, the Fund agrees to pay an amount equal to the monthly minimum fee (as described in the Fee Letter) paid by the Fund to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.         Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including the performance of the Services and the payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.            Limitation of Liability and Indemnification

6.1.         Notwithstanding anything in this Agreement to the contrary, SS&C shall not be liable to the Fund or any other Person for any action or inaction of any SS&C Associate relating to any event whatsoever except for Losses resulting solely from the bad faith, gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Further, notwithstanding anything in this Agreement to the contrary, the maximum amount of cumulative liability of SS&C to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting solely from the bad faith, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement shall not exceed the fees paid by the Fund to SS&C under this Agreement for the most recent 48 months immediately preceding the date of the event giving rise to the Claim.

6.2.         To the maximum extent permissible by law, the Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including reasonable and documented legal fees and costs to enforce this provision, which such billing rates of reputable counsel shall be deemed reasonable) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim, except to the extent of Losses resulting solely from bad faith, gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including such legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) and required to be covered pursuant to this Section 6.2 shall be paid by the Fund on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund of a written undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. Notwithstanding the foregoing, the indemnified parties shall repay any such sums advanced in the event that the indemnified parties are Finally Determined (as defined below) not to be entitled to indemnification hereunder. “Finally Determined” shall mean determined by a final, unappealable (or not timely appealed) judgment of a court or arbiter of competent jurisdiction.

6.3.         Upon the assertion of a Claim for which the Fund may be required to indemnify SS&C, SS&C shall notify the Fund in writing of such assertion, and shall keep the Fund advised with respect to all developments concerning such Claim. The Fund shall have the option to participate with SS&C in the defense of such Claim and SS&C shall reasonably allow such participation. SS&C shall provide such non-privileged information, about any such Claim that the Fund may request in writing. SS&C shall in no case confess, compromise or settle the Claim in any case in which the Fund may be required to indemnify it except with the Fund’s prior written consent, which consent shall not be unreasonably delayed.

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6.4.         Except with respect to the Fund’s indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value arising out of the subject matter of this Agreement, whether the Losses are foreseeable, whether or not advised of the possibility of the Losses and notwithstanding the failure of any agreed or other remedy of its essential purpose.

7.            Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)              It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)             Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)              It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)             The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.         The Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of the Fund and other corporate actions thereof; (ii) it is a statutory business trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to the Fund that are relevant to the Services.

7.3.	SS&C represents and warrants to the Fund that:

(a)             To its knowledge, none of the software owned or licensed by SS&C and used to provide the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data maintained by SS&C;

(b)             It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide the Fund with a summary of its business continuity policies, will test its business continuity procedures at least annually and will provide the Fund with a summary of the test results upon written request;

(c)              It has implemented and maintains policies and procedures that are reasonably designed to protect against unauthorized access to or use of Fund and Management Personal Information and Confidential Information maintained by SS&C;

(d)             To its knowledge, the Services do not infringe, violate or misappropriate on the intellectual property rights of any Person; and

(e)              It has designated reasonably qualified individuals, and has systems and infrastructure reasonably designed and selected, to perform its obligations under this Agreement; and

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(f)              It has established and maintains internal controls related to the Services.

8.	Client Data

8.1.          The Fund (i) will provide or use reasonable commercial efforts to ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund, all Client Data shall remain the property of the Fund. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Fund or Management with respect to the disclosure or disposition of Client Data related to the Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.          SS&C shall maintain and store Client Data used in the official books and records of the Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

8.3.          During the term of this Agreement and upon the written request, SS&C shall deliver copies of Client Data relating to the Fund in its possession to the Fund, Management or their designees upon Fund’s written request. In connection with termination of this Agreement and upon receipt of all fees, expenses and other monies that accrued for the account of SS&C, SS&C shall, at the expense of the Fund, promptly deliver Client Data in its possession to the Funds (or to such persons as they may direct).

8.4.          Client Reviews. Upon at least 30 days’ written notice from the Fund to SS&C, Fund, through its staff or agents (other than any Person that is a competitor of SS&C), (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). The Fund shall accommodate SS&C requests to reschedule the Review based on the availability of required resources. With respect to any Review, the Fund shall:

(a)	Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b)	Pay SS&C costs, including staff time at standard rates.

(c)	Comply, and ensure that Reviewers comply, with SS&C policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d)	Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement.

(e)	Be limited to 1 Review per calendar year, except for mandatory Reviews by Governmental Authorities or pursuant to a material breach of the Agreement by SS&C.

9.            Data Protection

9.1.          From time to time and in connection with the Services, SS&C may obtain access to certain personal information from the Fund and its investors for its processing. “Personal Information” shall include non-public personal information provided to, and maintained by, the Fund, including personally identifiable financial information as defined by Title V of the Gramm-Leach Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations (the “GLBA”). Personal Information shall not include any Personal Information not required by Law to be kept confidential. As applicable to the Services, SS&C has implemented policies and procedures that are reasonably designed to meet the requirements of, and SS&C shall comply in all material respects with, the provisions of the GLBA regarding the restrictions on use, disclosure, and safeguarding of Fund and Management Personal Information processed by SS&C. SS&C shall comply with privacy Law applicable to SS&C and Client Data in its possession.

9.2.          The Fund consents to the (a) processing and (b) transmission outside the jurisdiction governing this Agreement of the Fund Personal Information for any purpose reasonably related solely to the Services.

9.3.          SS&C will implement and maintain policies and procedures that are reasonably designed to protect against unauthorized access to or use of the Fund and Management Personal Information and Confidential Information maintained by SS&C that could result in material harm or inconvenience to Client or Fund investors. SS&C will have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a third party at least annually. SS&C shall implement and maintain (a) a written information security program which shall be reviewed by SS&C at least annually and (b) reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission or storage of the Fund and Management Personal Information and Confidential Information, (ii) installation and maintenance of firewalls configured to protect Fund and Management Personal Information and Confidential Information, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (iv) tracking and monitoring access to network resources and Confidential Information, (vii) control access to physical hardware that contains Confidential Information, (viii) distributed denial of service mitigation services, (ix) a reasonable program for disposal of documents and media containing Fund and Management Personal Information and Confidential Information, and (x) procedures for the maintenance of Client Data.

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9.4.         SS&C will promptly investigate incidents of unauthorized access to or loss of the Fund and Management Personal Information and Confidential Information maintained by SS&C (a “Data Breach”) and, unless prohibited by Law or if it would compromise SS&C’s investigation, or such Data Beach occurs within SS&C family including Affiliates, notify Client as soon as reasonably practicable following any Data Breach. Client is responsible for making notifications related to a Data Breach that are required by Law. SS&C will work with Client in good faith to effect such notifications as such Data Breach relates specifically to Client Data as required by Law. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Client the corrective actions in a reasonable time frame. SS&C will reasonably cooperate with Client in the event of any Governmental Authority inquiry related to or arising out of a Data Breach.

9.5.         SS&C will encrypt Client Data, both at rest and in transit, via reasonable commercial solution substantially in conformity with the then current version of the requirements set forth in Federal Information Processing Standard (FIPS) Publication 140.

9.6.         At the written request of Management, on an annual basis and subject to a written disclaimer, and if required by auditors that prepared such reports, an indemnity, provide Client with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.16., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment.

10.          SS&C Property

10.1.       SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.          Confidentiality

11.1.        Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.	Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of the Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by the Fund Representatives with Section 11.1 and shall be responsible for such compliance by Fund Representatives.

(b)	In the case of SS&C, to SS&C Associate who need to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 and shall be responsible for such compliance by SS&C Associates. SS&C shall ensure that any Affiliates, permitted delegates or sub-contractors under this Agreement are bound by obligations of nondisclosure and confidentiality at least as stringent as those found in this Agreement and shall be responsible for such compliance by SS&C Associates.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

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11.3.       Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.       SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.       Upon the prior written consent of the Management, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which shall not be unreasonably denied, delayed or conditioned, the Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to the Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by the Fund or some other Person, the Fund will reasonably cooperate with any request by SS&C to include such notices. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of the Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of the Fund, or (iii) acting as a fiduciary, investment adviser, tax preparer or advisor, custodian or bailee with respect to the Fund, Management or any of their respective assets, investors or customers.

11.6.       In the event the Fund obtains information from SS&C or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) promptly after discovery thereof, notify SS&C that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; and (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information.

12.          Notices

12.1.       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000
Denver, CO 80203
Attention: General Counsel
E-mail: notices@sscinc.com

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

General Counsel

E-mail: SSCGlobeOpNotices@sscinc.com

notices@sscinc.com

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If to the Fund:

Saba Capital Management L.P.
Michael D’Angelo

405 Lexington Avenue, 58th Floor
NY, NY 10074

Attention: Legal

Tel: +1 212-542-4635

E-mail: legalcompliance @sabacapital.com

13.          Miscellaneous

13.1.       Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No Party has authority to bind the other Party in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund, in whole or in part, whether directly or by operation of Law, including by change of control, without the prior written consent of SS&C. Upon prior notice to the Fund, SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C or (ii) to an Affiliate. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the Fund’s written consent, the Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within thirty calendar days of such notice to rescind such assignment or transfer.

13.3.       Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4.       Dispute Resolution. Notwithstanding anything herein to the contrary, if a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the Parties agree (i) to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration in connection with this Agreement, (ii) if the mediation called for in clause (i) above is unsuccessful in resolving the dispute, such dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of the Agreement, shall be resolved by arbitration in New York City conducted in the English language by three arbitrators (one selected by SS&C, one selected by the investment advisor and the third selected by the two Party-designated arbitrators) pursuant to the Commercial Arbitration Rules of the American Arbitration Association, save that, unless the Parties agree otherwise, neither party shall be required to give the general discovery of documents, but may be required to produce only specific, identified documents which are relevant to the dispute; (iii) to waive any rights to litigation and any rights they might otherwise have to a trial; and waive any immunities, including but not limited to sovereign immunity, which may otherwise apply; and (iv) that such dispute, any and all resolution or arbitration procedure(s), and any findings or results shall be held strictly confidential.

13.5.       Insurance. SS&C shall obtain and maintain commercial insurance policies and provide evidence of same upon written request by Management.

13.6.       Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.7.       Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to the Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

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13.8.       Force Majeure. No Party will be responsible for any Losses of another Party or another Party’s property in its possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Each Party shall use commercially reasonable efforts to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.

13.9.       Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that SS&C may have commercial relationships with Data Suppliers and providers of technology, data or other services to the Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.10.     No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.11.     No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.12.     No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.13.     Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.14.     Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which Fund or Management is a party or otherwise related to the Fund (other than an Action between SS&C and the Fund), the Fund shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting solely from the bad faith, gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties and obligations under this Agreement.

13.15.     Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as (i) with respect to SS&C Associates and, (ii) with respect to Sections 3.2 and 3.4(b) only, Data Suppliers.

13.16.     Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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13.17.     Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), the Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*                *                *

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		DST ASSET MANAGER SOLUTIONS, INC.

By:		By:

Name:	Rahul Kanwar	Name:	Rahul Kanwar

Title:	Authorized Representative	Title:	Authorized Representative

Saba Capital Income & Opportunities Fund

By: Saba Capital Management, LP

By:

Name:	Michael D’Angelo, COO

Title:

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	As used in this Schedule A, the following terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)	“investor” or “securityholder” means an equity owner in Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“Procedures” shall collectively mean SS&C DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(x)	“Program” shall mean Networking, the Fund Serv or other DTCC program;

(xi)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xii)	“TA2000 System” shall mean SS&C DST’s TA2000TM computerized data processing system for shareholder accounting.

3.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

4.	Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by the Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of the Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

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5.	Notwithstanding anything in this Agreement to the contrary, SS&C ALPS is responsible for providing the Services listed under Section B “SS&C ALPS Fund Administration and Accounting Services”; while SS&C DST is responsible for providing all other Services.

B.	SS&C ALPS Fund Administration and Accounting Services and Terms

1.	The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by the Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN and N-CSR

(iii)	File Form N-CEN

(iv)	Host annual audits

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios and expense cap

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and E&O insurance

Fund Accounting

(i)	Calculate NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian, including bank debt and loan positions

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies (daily)

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns

-	Audit firm to sign all returns as paid preparer

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance monitoring and reporting

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(vi)	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

(i)	Coordinate annual updates to prospectus and statement of additional information, including coordination of standard layout and printing of prospectus

(ii)	File Forms N-CSR and N-PX

(iii)	Coordinate EDGARization and filing of SEC documents

(iv)	Make filings required to be made with the New York Stock Exchange (“NYSE”) or any other exchange on which shares of Fund are listed

(v)	Compile and distribute quarterly board meeting materials

(vi)	Attend quarterly board meetings telephonically and prepare first drafts of quarterly meeting minutes

(vii)	Facilitate meetings of shareholders, prepare proxy statements and related materials in connection with shareholder meetings

Compliance Administration

(i)	Perform daily prospectus & SAI, SEC & RIC investment restriction monitoring

(ii)	Provide daily warning/Alert notification with supporting documentation

(iii)	Provide daily and quarterly compliance (RIC and IRS) testing certification to Board of Trustees

Subsidiary Services

a.             General Administration. ALPS shall conduct and be responsible for: (1) the day-to-day administration, reporting and business of the Fund; (2) determining and notifying Management of the daily net asset value of the Fund, and the number of shares in issue; (3) tracking the deposit and payment of funds at the Fund’s designated custodian; (4) preparing letters for an authorized persons’ signature or otherwise facilitating the authorizations of payments of fees and expenses of service providers and Management; (5) completing all necessary compliance and reporting for the Fund as agreed to with Management; and (6) maintaining the customary financial and accounting books and records of the Fund, inclusive of expense budgets and expense accruals. ALPS will provide Management with ALPS’ administration procedures and policies to be followed in the servicing of the Fund.

b.             Share Registry. ALPS shall act as registrar and transfer agent with respect to the Fund’s shares and, in that capacity, shall: (1) process the issuance, transfer, conversion, redemption and cancellation of shares and maintaining appropriate shareholder registers and ledgers; (2) perform anti-money laundering due diligence regarding the identity of the investors and their sources of funds in accordance with Appendix I hereto and the relevant laws and regulations of the United States; (3) on a timely basis report daily valuations to Management and publish on the Fund’s website; and (4) respond to the Fund and Management. The Fund will be required to open and maintain an account with a bank with financial controls as approved by ALPS for processing subscriptions and redemptions.

c.             Management will provide ALPS a daily trade blotter in electronic form and ALPS will use such input as its data source for transactions. Those transactions will be reconciled with brokerage/custodian reports and discrepancies reported when found.

d.             Underlying Manager Reports. If applicable, ALPS will solicit and collect monthly valuations of interests in other private investment entities (“sub-managers”) from the managers of such entities.

e.             Fund Accounting. ALPS will administer the Fund in accordance with the Fund’s Governing Documents’ accounting procedures and policies agreed to by Management. ALPS will provide Management with ALPS’ accounting procedures and policies to be followed in the servicing of the Fund.

f.              Cash Activity. Management will, on a timely basis, provide ALPS with details of purchases and redemptions of the Fund shares by the Fund participants (if applicable), and other cash activity for each day, using ALPS -provided spreadsheets formatted for that purpose. ALPS will then calculate and provide to the Fund a schedule of payments to redeeming participants.

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g.             Financial Controls. The Fund will inform ALPS through written communications (e.g., letter, electronic mail) of all Fund expenses and anticipated capital redemptions. ALPS will prepare “letters of authorization” (“LOAs”) for the Fund to direct the custodian regarding cash disbursements for such expenses and capital redemptions, and, in support of the Fund’s financial controls, respond to custodian’s inquiries regarding ALPS’ preparation of such LOAs. The Fund and ALPS may enter into agreements with the Fund’s designated custodian as necessary to permit ALPS to verify wire instructions; however, ALPS shall not have authority to transfer funds. ALPS shall not have custody of the Fund capital.

h.             Fund Financials, Audits and Tax Preparatory Work. On a timely basis, ALPS will prepare all necessary supporting schedules for year-end audit and tax preparation (if applicable) and furnish all available financial records requested by the Fund’s independent auditor in such detail as such auditor and tax preparer may reasonably request. ALPS will prepare annual and semi-annual financial statements for Fund approval. ALPS will not be responsible for preparing necessary tax forms and tax returns as required by the Fund. As agreed to in the Administration Agreement, ALPS may provide certain tax services to the U.S. Fund that incorporate certain tax characteristics of the Fund.

Notes and Terms to SS&C ALPS Services

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than quarterly or as otherwise reasonably requested by the Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund or its Management, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the investment adviser. ALPS will report violations, if any, to the investment adviser and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The investment adviser agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or its Management of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of the Fund or its Management as applicable, with respect to Portfolio Compliance, except to the extent resulting solely from the bad faith, gross negligence, willful misconduct or fraud of SS&C ALPS Associates in the performance of SS&C ALPS’ duties or obligations under this Agreement.

4.	The Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Partiers or as otherwise provided for under this Agreement. Except as otherwise provided for herein, the Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

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5.	SS&C ALPS shall utilize one or more pricing services, as directed by the Fund. The Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s) . In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	SS&C DST Shareholder Recordkeeping, Transfer Agency and Investor Relations Services and Terms

1.	SS&C DST utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)	maintain shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if the Fund participates in the DTCC, and to the extent SS&C DST supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C DST,

(b)	issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from the Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to the Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of the Fund;

(viii)	prepare and provide, in electronic format, to the Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by the Fund;

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(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or Management;

(x)	maintain those records necessary to carry out SS&C DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	provide to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvi)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to SS&C DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xvii)	support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xviii)	in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund elects to have SS&C DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix I” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xix)	as mutually agreed upon by the Parties as to the service scope and fees, SS&C DST shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix II” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xx)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

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(xxi)	upon request of the Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C DST may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.	At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the services set forth in Section C.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund, provided SS&C DST is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation materially increases SS&C DST’s cost of performing the services required hereunder at the current level of service, SS&C DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs.

4.	The Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C DST and/or for the Fund. As part of such support, the Fund acknowledges that such SS&C Affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.	The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C DST provided that the requirements of the new funds are generally consistent with services then being provided by SS&C DST under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by SS&C DST. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C DST’s then-standard pricing schedule.

6.	The parties agree that to the extent that SS&C DST provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the services that are to be provided by SS&C DST under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C DST of the Fund in this regard.

7.	The Fund instructs and authorizes SS&C DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the Fund made available by the Fund. The Fund acknowledges and agrees that as part of such services, SS&C DST will act as service provider to the custodian for such IRAs.

8.	If applicable, SS&C DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

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9.	Upon receipt of the Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

10.	If applicable, the Fund will furnish SS&C DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, SS&C DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C DST shall file Form X-17F-1A as required by applicable federal securities laws.

11.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C DST to be duly authorized. SS&C DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

12.	Changes and Modifications.

(i)	SS&C DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and SS&C DST provides the Fund with revised operating procedures and controls.

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C DST. The parties recognize that during the Term of this Agreement the Fund will disclose to SS&C DST Confidential Information and SS&C DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to SS&C DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C DST and (ii) the Fund hereby grants SS&C DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

13.	Fund Obligations.

(i)	The Fund agrees to use its reasonable efforts to deliver to SS&C DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	The Fund will provide SS&C DST written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	The Fund will notify SS&C DST of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C DST under the Agreement.

(iv)	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund or Sponsor will give prompt notice thereof to SS&C DST.

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14.	Compliance.

(i)	SS&C DST shall perform the services under this Schedule A in conformance with SS&C DST’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund or Management[1], or its or SS&C DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that SS&C DST has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

15.	Bank Accounts.

(i)	SS&C DST, acting as agent for the Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C DST shall deposit the funds SS&C DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement. SS&C DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)	SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

1

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16.	Records. SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31[2]. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.	Disposition of Books, Records and Canceled Certificates. SS&C DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

D.	Creative Services

Web Development, Maintenance & Hosting

●	ALPS will provide development, maintenance and hosting for the website on behalf of the Client site. The development and build will be based on content and brand guidelines as provided by Client. ALPS will work closely with Client to ensure messaging and layout is approved for all projects. Project completion will be based on the receipt of required content and approvals from Client.

Web Design, Development and Maintenance – Project Scope to Include

●	Completed with the use of an ALPS base template (custom site will incur additional hours and fees)

○	Framework, navigation and dynamic elements as coded

○	Minor updates to CSS, hero images, font and colors

●	Maintenance and Hosting of website

●	All content and data to be reviewed/provided and approved by Client to ALPS

●	Screen shots of edits, requested by Client, will be provided to Client for the needed compliance review (if applicable) and approval process

2 TBD.

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SSL Certificate – Secured Website Project Scope

●	As the domain owner, to facilitate and place an SSL certificate for the URL/Fund website and required server updates, Client will be responsible as communicated by ALPS to complete the certificate / domain process

Digital and Print Creative Solutions

●	ALPS will provide design and production of requested digital and print marketing materials on an ad-hoc basis or scheduled basis.

Project Scope to include: Quarterly Fact Sheets

E.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Fund.

(iv)	Is not responsible for determining the valuation of the Fund’s3 assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Fund.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	The Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

3 TBD

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(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to the Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the Fund and are subject to review and approval by the Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to the Fund if they are made available to the Fund online through SS&C’s portal.

F.	Report Modernization Terms and Conditions

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Preparation and Filing of Form N-PORT and Form N-CEN

1.	In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to the Fund by ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of the Fund obtaining a data license from ALPS Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to the Fund.

2.	The Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.	No ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that ALPS will endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by the Fund.

4.	Notwithstanding anything in this Agreement to the contrary, no ALPS Associate nor Data Supplier shall be liable to the Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an ALPS Associate(s), Fund or any other Person on such Market Data.

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5.	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6.	THE FUND ACCEPTS THE MARKET DATA AS IS AND NO ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and SS&C DST, the Fund authorizes the following Fund personnel to provide instructions to SS&C DST, and receive inquiries from SS&C DST in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by the Fund by providing SS&C DST with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C DST’s receipt of the document and shall be incorporated into the Agreement.

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APPENDIX I

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, SS&C DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with SS&C DST and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs SS&C DST to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to SS&C DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and SS&C DST upon the execution by such parties of a revised Appendix I bearing a later date than the date hereof.

1.3	SS&C DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which SS&C DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by SS&C DST of the AML Procedures, SS&C DST understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records SS&C DST maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. SS&C DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, SS&C DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, SS&C DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that SS&C DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which SS&C DST maintains the applicable Shareholder information.

4.	AML Procedures[4]

4.1	Consistent with the services provided by SS&C DST and with respect to the ownership of Shares in the Fund for which SS&C DST maintains the applicable Shareholder information, SS&C DST shall:

(a)    On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

4 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of SS&C DST, which have been made available to the Fund and which may be modified from time to time.

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(b)   Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)    On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)   Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)	Review wires sent pursuant to banking instructions other than those on file with SS&C DST;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)   Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)     Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)     Compare account information to any FinCEN request received by the Fund and provided to SS&C DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)    (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)     Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the ” Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). SS&C DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, SS&C DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, SS&C DST will contact the Fund’s AML Officer for further instruction.

(n)   Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

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(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.1          In the event that SS&C DST detects activity as a result of the foregoing procedures, which necessitates the filing by SS&C DST of a SAR or other similar report or notice to OFAC, then SS&C DST shall also immediately notify the Fund, unless prohibited by applicable law.

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APPENDIX II

OMNIBUS TRANSPARENCY SERVICES

A.	The Fund shall provide the following information to SS&C DST:

1.	The name and contact information for the financial intermediary, with which the Fund have a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;

2.	The Fund to be included, along with each Fund’s frequency trading policy, under surveillance for the financial intermediary;

3.	The frequency of supplemental data requests from SS&C DST;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Fund hereby authorize and instruct SS&C DST to perform the following services:

1.	Financial Intermediary Surveillance Schedules.

(a)	Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain financial intermediary surveillance schedules and communication protocol/links.

(b)	Initiate information requests to the financial intermediaries.

2.	Data Management Monitoring

(a)	Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from SS&C DST, the SS&C DST shall notify the Fund for the Fund to follow-up with the financial intermediary.

3.	Customized Reporting for Market Timing Analysis

(a)	Run information received from the financial intermediaries through TA2000 System functionalities.

(b)	Generate exception reports using parameters provided by the Fund.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Fund.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

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5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Fund or upon request of the Fund directly to the financial intermediary.

(b)	Unless otherwise requested by the Fund and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD work object with comments detailing resolution.

(d)	Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a)	Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Fund. As reasonably requested by the Fund, SS&C DST shall furnish ad hoc reports to the Fund.

7.	Support Due Diligence Programs

(a)	Update system watch list with pertinent information on trade violators.

(b)	Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

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